                                                                       Exhibit 1
                                                                       ---------

                         REPORT OF INDEPENDENT AUDITORS

The Partners of
CFC Aviation Services, L.P. (dba Garrett Aviation Services)

  We have audited the accompanying consolidated balance sheets of CFC Aviation Services, L.P. (dba Garrett Aviation Services) as of December 31, 1995 and 1994, and the related consolidated statements of income, partners' capital and cash flows for the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Garrett Aviation Services at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

March 1, 1996

                           GARRETT AVIATION SERVICES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31
                                                    MARCH 31,  ----------------
                                                      1996       1995    1994
                                                   ----------- -------- -------
                                                   (UNAUDITED)
                      ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 15,641   $ 11,247 $ 8,753
  Accounts receivable, net of allowance for
   doubtful accounts of $1,553,000 at March 31,
   1996, $1,547,000 at December 31, 1995 and
   $500,000 at December 31, 1994..................    57,693     44,649  38,680
  Inventories, net................................    25,615     21,281  14,482
  Prepaid expenses and other current assets.......     2,026      1,334     956
                                                    --------   -------- -------
Total current assets..............................   100,975     78,511  62,871
Property and equipment, net.......................    27,753     28,402  27,226
Excess of purchase price over net assets, net.....     4,791      4,954   6,297
                                                    --------   -------- -------
Total assets......................................  $133,519   $111,867 $96,394
                                                    ========   ======== =======
        LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable................................  $ 46,025   $ 39,321 $32,023
  Accrued expenses and other liabilities..........    15,767     13,375  10,948
  Current maturities of long-term debt............     5,500      8,250   5,000
                                                    --------   -------- -------
Total current liabilities.........................    67,292     60,946  47,971
Revolving credit agreement........................    23,000     10,000   8,000
Long-term debt....................................    21,896     21,858  27,209
                                                    --------   -------- -------
Total liabilities.................................   112,188     92,804  83,180
Partners' capital:
  General.........................................       213        190     132
  Limited.........................................    21,118     18,873  13,082
                                                    --------   -------- -------
                                                      21,331     19,063  13,214
                                                    --------   -------- -------
Total liabilities and partners' capital...........  $133,519   $111,867 $96,394
                                                    ========   ======== =======

                            See accompanying notes.

                           GARRETT AVIATION SERVICES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                  PERIOD FROM
                                                                 JULY 1, 1994
                         THREE MONTHS ENDED                        (DATE OF
                              MARCH 31                           INCEPTION) TO
                         --------------------     YEAR ENDED     DECEMBER 31,
                           1996       1995     DECEMBER 31, 1995     1994
                         ---------  ---------  ----------------- -------------
                             (UNAUDITED)
Net sales............... $  87,688  $  75,809      $338,104        $144,200
Cost of sales...........    75,216     66,912       294,382         130,224
                         ---------  ---------      --------        --------
Gross profit............    12,472      8,897        43,722          13,976
Selling, general and
 administrative.........     7,542      6,305        28,261           9,990
                         ---------  ---------      --------        --------
Operating profit........     4,930      2,592        15,461           3,986
Interest expense........       846        824         3,334           1,810
Other income............      (117)      (178)         (315)            (68)
                         ---------  ---------      --------        --------
Net income.............. $   4,201  $   1,946      $ 12,442        $  2,244
                         =========  =========      ========        ========


                            See accompanying notes.

                           GARRETT AVIATION SERVICES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                      GENERAL LIMITED
                                                      PARTNER PARTNER   TOTAL
                                                      ------- -------  -------
Initial contributions of cash........................  $120   $11,880  $12,000
Net income...........................................    22     2,222    2,244
Distributions provided...............................   (10)   (1,020)  (1,030)
                                                       ----   -------  -------
Partners' capital at December 31, 1994...............   132    13,082   13,214
Net income...........................................   124    12,318   12,442
Distributions provided...............................   (66)   (6,527)  (6,593)
                                                       ----   -------  -------
Partners' capital at December 31, 1995...............   190    18,873   19,063
Net income (unaudited)...............................    42     4,159    4,201
Distributions provided (unaudited)...................   (19)   (1,914)  (1,933)
                                                       ----   -------  -------
Partners' capital at March 31, 1996 (unaudited)......  $213   $21,118  $21,331
                                                       ====   =======  =======


                            See accompanying notes.

                           GARRETT AVIATION SERVICES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   PERIOD FROM
                                                                  JULY 1, 1994
                                THREE MONTHS ENDED                  (DATE OF
                                    MARCH 31,         YEAR ENDED  INCEPTION) TO
                                -------------------- DECEMBER 31, DECEMBER 31,
                                  1996       1995        1995         1994
                                ---------  --------- ------------ -------------
                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income....................  $   4,201  $  1,946    $ 12,442     $  2,244
Adjustments to reconcile net
 income to net cash provided
 by (used in) operating
 activities:
  Depreciation and
   amortization...............      1,576     1,571       5,954        2,984
  Provision for doubtful
   accounts...................        --        --        1,246          500
  Provision for obsolete
   inventory..................        --        602         695          395
  Accretion of lease
   obligation.................         38        37         149           77
  Changes in operating assets
   and liabilities:
    Accounts receivable.......    (13,044)   (5,533)     (7,215)      (8,413)
    Inventories...............     (4,334)      567      (7,494)        (359)
    Prepaid expenses and other
     current assets...........       (692)      235        (378)        (744)
    Accounts payable..........      6,704     3,669       7,298       27,478
    Accrued expenses and
     other....................      1,935     2,445       1,998        4,392
                                ---------  --------    --------     --------
Net cash provided by (used in)
 operating activities.........     (3,616)    5,539      14,695       28,554

INVESTING ACTIVITIES
Acquisitions, net of cash
 received.....................        --        --          --       (64,603)
Purchases of property and
 equipment....................       (764)   (2,063)     (5,787)      (2,176)
                                ---------  --------    --------     --------
Net cash used in investing
 activities...................       (764)   (2,063)     (5,787)     (66,779)

FINANCING ACTIVITIES
Proceeds from revolving credit
 agreement....................     14,000     2,000      29,000       18,000
Repayment of revolving credit
 agreement....................     (1,000)   (5,000)    (27,000)     (10,000)
Proceeds from issuance of
 debt.........................        --        --          --        52,277
Payments of debt..............     (2,750)      --       (2,250)     (25,277)
Cash contributions from
 partners.....................        --        --          --        12,000
Cash distributions to
 partners.....................     (1,476)      (43)     (6,164)         (22)
                                ---------  --------    --------     --------
Net cash (used in) provided by
 financing activities.........      8,774    (3,043)     (6,414)      46,978
                                ---------  --------    --------     --------
Net increase in cash and cash
 equivalents..................      4,394       433       2,494        8,753
Cash and cash equivalents at
 beginning of period..........     11,247     8,753       8,753          --
                                ---------  --------    --------     --------
Cash and cash equivalents at
 end of period................  $  15,641  $  9,186    $ 11,247     $  8,753
                                =========  ========    ========     ========

                            See accompanying notes.

                           GARRETT AVIATION SERVICES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1995 AND
       PERIOD FROM JULY 1, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                   UNAUDITED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 Formation and Description of Operations

  Garrett Aviation Services (Garrett) is the d.b.a. of a limited partnership with the legal name of CFC Aviation Services, L.P. The partnership was formed as of June 30, 1994 and began operations July 1, 1994 upon the acquisition of certain assets and the assumption of certain liabilities of AlliedSignal discussed in the "Acquisitions" footnote herein. Garrett is owned 99 percent by CFC Aviation Holding, L.P. as the limited partner and 1 percent by CFC Aviation, Inc. as the general partner.

  Garrett provides turbine-powered airframe maintenance and related services, technical support and turbine engine repair, overhaul and related services on turbine engine products to general aviation operators and regional commercial airlines. The services are provided at airport hangar locations throughout the United States.


 Basis of Presentation

  The financial statements include all accounts of Garrett and its 99 percent owned subsidiary (see "Acquisitions" below) after elimination of all significant intercompany transactions and balances.


 Cash and Equivalents

  Garrett maintains zero-balance accounts to maximize its cash flows through its disbursement arrangements. At March 31, 1996, December 31, 1995 and 1994, there was $19,208,000, $24,742,000, and $9,598,000, respectively, of checks which had been drawn and are either being held by Garrett or have not yet been presented for payment against Garrett's cash accounts. Such amounts are included in accounts payable. Cash and equivalents include instruments with remaining maturities of three months or less at the time of acquisition and at March 31, 1996, December 31, 1995 and 1994 included $15,400,000, $11,200,000, and $7,200,000, respectively, that was invested in money market mutual funds consisting of bank certificates of deposit, repurchase agreements, bankers acceptances, commercial paper and other short-term obligations. These investments are stated at cost which approximates market.


 Inventories

  Materials inventory consists of purchased parts and is stated at the lower of cost or market, with cost being determined on the average cost basis. Work-in-process consists principally of maintenance and repair projects in process and includes material, labor and related overhead. Consigned inventory of engine parts is not reflected in the inventory balance of Garrett and is purchased and immediately charged to cost of sales upon sale of the related parts to the customer.


 Property and Equipment

  Property and equipment is recorded at cost, and depreciation is computed over the estimated useful lives of the assets using the straight-line method. Assets recorded under capital leases and leasehold improvements are amortized over the shorter of their useful lives or the term of the related leases by use of the straight-line method.

                           GARRETT AVIATION SERVICES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                   UNAUDITED)

 Excess of Purchase Price Over Net Assets

  The excess of purchase price over net assets consists of the excess over fair value on the purchase transactions which is amortized over fifteen years based upon the life of the operating agreement between Garrett and AlliedSignal (see Operating Agreements footnote) and direct acquisition costs which are amortized over one to five years based on the nature of the cost. Accumulated amortization at March 31, 1996, December 31, 1995, and 1994 was $2,535,000, $2,319,000, and $976,000, respectively.


 Concentration of Credit Risk

  Substantially all of the revenues are derived from customers in the general aviation market by direct sales and through repairs and overhaul operations. Garrett also derives revenues from AlliedSignal for prepaid maintenance service and warranty programs sponsored by AlliedSignal, who also is a major supplier of virtually all of the related engine parts.


 Revenue Recognition

  Revenue from engine and airframe maintenance services is recognized upon completion of the repair. Revenue from parts sales is recognized upon shipment of the part to customers.


 Advertising

  The Company expenses advertising as incurred. Advertising expense during the three months ended March 31, 1996 and March 31, 1995, the year ended
December 31, 1995, and for the period from July 1, 1994 (date of inception) to December 31, 1994 was approximately $120,000, $70,000, $450,000, and $250,000, respectively.


 Income Taxes

  Under the Internal Revenue Code, a partnership is not a taxable entity, and accordingly, no provision for income taxes has been included in the accompanying financial statements.


 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  During the quarter ended March 31, 1996, the Company performed a review of certain of its completed contracts and determined that $1,000,000 worth of credits that had been established for future costs were no longer required. Accordingly, this amount was reflected as a reduction of cost of sales during the three months ended March 31, 1996.


 Reclassifications

  Certain reclassifications have been made to the 1994 amounts to conform them to the 1995 presentation.


ACQUISITIONS

  Garrett entered into an agreement effective June 30, 1994 to acquire the "Hangar Facilities" of AlliedSignal. The final price was $62,490,000 and was financed through $12,000,000 of partners' capital with

                           GARRETT AVIATION SERVICES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                   UNAUDITED)

the balance being funded with debt. The acquisition was accounted for as a purchase. The purchase price was allocated to assets acquired based upon their fair market values at the date of acquisition, as follows:

                                                                  (IN THOUSANDS)
     Accounts receivable.........................................    $29,236
     Inventories.................................................     13,194
     Prepaid expenses and other current assets...................        148
     Property and equipment......................................     24,434
     Excess of purchase price over net assets....................      6,762
     Accounts payable............................................     (2,218)
     Accrued expenses............................................     (3,934)
     Capital lease obligations...................................     (5,132)
                                                                     -------
                                                                     $62,490
                                                                     =======

  On October 26, 1994, Garrett purchased 99 percent of certain assets and assumed certain liabilities relating to an airframe maintenance, support and fueling business known as "The Jet Center" for $2,420,000. The results of operations of the acquired business have been included in the Garrett financial statements from the date of acquisition. The one percent of The Jet Center not owned by the Partnership is owned by CFC Aviation, Inc.

  The acquisition of The Jet Center was accounted for by the purchase method of accounting. The purchase price was allocated to assets acquired based upon their fair market values at the date of acquisition, as follows:

                                                                  (IN THOUSANDS)
     Cash........................................................    $   307
     Accounts receivable.........................................      1,531
     Inventories.................................................      1,324
     Prepaid expenses and other current assets...................         64
     Property and equipment......................................      2,624
     Excess of purchase price over net assets....................        511
     Accounts payable............................................     (2,327)
     Accrued expenses............................................     (1,614)
                                                                     -------
                                                                     $ 2,420
                                                                     =======

OPERATING AGREEMENTS

  In conjunction with the purchase of the Hangar Facilities, the Partnership entered into an Operating Agreement with AlliedSignal for a minimum term of 15 years covering certain critical aspects of the business. As a result of the agreement, Garrett conducts a significant amount of business with the seller. Some of the key provisions of the agreement include:

    CONSIGNED INVENTORY. Garrett is permitted to hold on consignment certain new spares, repair parts and exchange parts supplied by the seller. Such inventory is held under the control of Garrett but is not purchased by Garrett until the part is sold to the ultimate customer. Included in cost of sales for the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994, were purchases of approximately $42,000,000, $38,000,000, $175,000,000, and $68,000,000, respectively, under this arrangement.

    PREPAID MAINTENANCE SERVICE PLANS. Garrett performs certain maintenance services for eligible customers under the provisions of prepaid maintenance service plans offered by AlliedSignal. Garrett is reimbursed for its costs adjusted for performance incentives and disincentives as defined in the Operating

                           GARRETT AVIATION SERVICES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                   UNAUDITED)

  Agreement. Total revenue from these plans was approximately $31,000,000, $25,000,000, $101,000,000, and $43,000,000 for the three months ended March
  31, 1996, March 31, 1995, the year ended December 31, 1995 and the period from July 1, 1994 (date of inception) to December 31, 1994, respectively.

    WARRANTY. Garrett also performs certain warranty services for the benefit of the seller which is recorded as revenue based upon the agreed upon repair schedule in the Operating Agreement. Revenue recognized on these services for the three months ended March 31, 1996, and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994, was approximately $9,000,000, $6,000,000, $24,000,000, and $10,000,000, respectively.

  The Operating Agreement is subject to termination subsequent to the expiration of its 15-year term with one-year prior notice. It is further subject to earlier termination under certain circumstances which include, but are not limited to, mutual agreement, certain breaches, bankruptcy, customer satisfaction deficiencies and other criteria. At March 31, 1996, December 31, 1995 and 1994, Garrett had accounts receivable from AlliedSignal of $13,979,000, $4,228,000, and $15,782,000, respectively, and had accounts payable to AlliedSignal of $21,271,000, $25,801,000, and $17,634,000,
respectively.

INVENTORIES

  Inventories consisted of:

                                                                   DECEMBER 31
                                                        MARCH 31 ---------------
                                                          1996    1995    1994
                                                        -------- ------- -------
                                                             (IN THOUSANDS)
     Materials......................................... $14,423  $10,259 $ 8,319
     Work-in-process...................................  13,596   13,428   7,874
                                                        -------  ------- -------
                                                         28,019   23,687  16,193
     Less: reserves....................................   2,404    2,406   1,711
                                                        -------  ------- -------
                                                        $25,615  $21,281 $14,482
                                                        =======  ======= =======

PROPERTY AND EQUIPMENT

  Property and equipment consisted of:

                                                                 DECEMBER 31
                                                      MARCH 31 ---------------
                                                        1996    1995    1994
                                                      -------- ------- -------
                                                           (IN THOUSANDS)
     Leasehold improvements.......................... $ 7,935  $ 7,946 $ 7,946
     Machinery and equipment.........................  20,599   20,507  19,007
     Information systems and data handling
      equipment......................................   6,174    6,038     431
     Construction in progress........................   1,075      530   1,850
                                                      -------  ------- -------
                                                       35,783   35,021  29,234
     Less: accumulated depreciation and
      amortization...................................   8,030    6,619   2,008
                                                      -------  ------- -------
                                                      $27,753  $28,402 $27,226
                                                      =======  ======= =======

                           GARRETT AVIATION SERVICES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                   UNAUDITED)

  Property and equipment held under capital leases consisted of:

                                                                  DECEMBER 31
                                                        MARCH 31 --------------
                                                          1996    1995    1994
                                                        -------- ------  ------
                                                            (IN THOUSANDS)
     Leasehold improvements............................  $3,319  $3,319  $3,319
     Accumulated amortization..........................    (251)   (216)    (72)
                                                         ------  ------  ------
                                                         $3,068  $3,103  $3,247
                                                         ======  ======  ======

  Amortization under capital leases is included with depreciation expense.

ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses consisted of:

                                                                  DECEMBER 31
                                                       MARCH 31 ---------------
                                                         1996    1995    1994
                                                       -------- ------- -------
                                                            (IN THOUSANDS)
     Customer progress payments....................... $ 6,101  $ 2,317 $ 1,643
     Accrued vacation.................................   3,038    2,895   2,458
     Other............................................   6,628    8,163   6,847
                                                       -------  ------- -------
                                                       $15,767  $13,375 $10,948
                                                       =======  ======= =======

REVOLVING CREDIT AGREEMENT

  Garrett has a Revolving Credit Agreement (Revolver) as part of its primary Bank Credit Agreement (the overall agreement collateralizes substantially all of Garrett's assets), which matures December 31, 1999 unless it is in default, and provides for maximum borrowings of up to $27,000,000, subject to reduction for outstanding letters of credit of up to $5,000,000. Unused borrowings available at March 31, 1996 and December 31, 1995 are $4,000,000 and $17,000,000, respectively, which is further reduced by outstanding letters of credit of $354,000 at both March 31, 1996 and December 31, 1995. Interest rates are determined at the time of borrowing and are based on the lender's base rate, plus a margin of 0.75 percent to 0.0 percent based on operating performance measures, or a Eurodollar rate, plus a margin of 2.0 percent to 1.0 percent based on operating performance measures. Interest on outstanding balances under the Revolver is payable either monthly, quarterly or semiannually dependent upon whether the borrowing is a base rate or Eurodollar rate loan. At March 31, 1996 and December 31, 1995, $23,000,000 and $10,000,000, respectively, was outstanding under the Revolver of which the interest rate was 6.94 percent. The weighted average interest rate of the Revolver for the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994 was 7.65 percent and 7.20 percent, respectively. The Bank Credit Agreement contains various restrictive covenants on financial ratios, capital expenditures and distributions among other restrictions.

                           GARRETT AVIATION SERVICES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                   UNAUDITED)

LONG-TERM DEBT

  Long-term debt consisted of:

                                                                  DECEMBER 31
                                                       MARCH 31 ---------------
                                                         1996    1995    1994
                                                       -------- ------- -------
                                                            (IN THOUSANDS)
     Term loan........................................ $22,000  $24,750 $27,000
     Lease obligations................................   5,396    5,358   5,209
                                                       -------  ------- -------
                                                        27,396   30,108  32,209
     Less current maturities..........................   5,500    8,250   5,000
                                                       -------  ------- -------
                                                       $21,896  $21,858 $27,209
                                                       =======  ======= =======

  The Term Loan had an initial principal amount of $27,000,000 and annual principal payments of $5,000,000 in 1995 and $5,500,000 thereafter. Interest on the Term Loan is payable on the same basis and at the same rates as set forth for the Revolving Credit Agreement. The term loan is part of the Bank Credit Agreement that also includes the Revolving Credit Agreement. Significant terms, interest and collateral are the same as set forth above in the Revolving Credit Agreement footnote. At March 31, 1996 and December 31, 1995, the interest rate on the term loan was 6.56 and 8.50 percent on $2,750,000 and $2,800,000, respectively, of the balance and 6.50 and 7.00 percent on $19,250,000 and $21,950,000, respectively, of the remaining balance.

  Garrett is required under the terms of its credit agreement to maintain an interest rate swap to the extent of $20,000,000 from August 5, 1994 through August 5, 1996, and has elected to enter into a $10,000,000 swap from August 6, 1996 to August 5, 1997 which effectively adjusts the variable interest rate on this portion of Garrett's debt to a fixed 6.67 percent plus the margin as defined in the Bank Credit Agreement (the actual rate as defined in the swap at March 31, 1996 and December 31, 1995 was 5.31 and 5.91 percent, respectively, plus the margin). Garrett is required to make quarterly settlements on the rate differentials and records a charge or credit to interest expense at the end of each period for the impact of the swap. At March 31, 1996 and December 31, 1995, Garrett had accrued $24,000 and $23,000, respectively, for the impact of the swap for the periods ended March 31, 1996 and December 31, 1995, respectively.

  Lease obligations include two leases, the first of which relates to amounts accrued in relation to a lease funded by a municipality through a $4,254,000 issue of tax-exempt bonds to finance certain hangar leasehold improvements which is accounted for as a capital lease. These bonds were issued by the respective city's airport authority prior to the acquisition and were guaranteed by AlliedSignal. At the time of the acquisition, Garrett assumed the $4,254,000 lease obligation and related leasehold improvement asset, and under a sublease agreement, Garrett reimburses a monthly lease payment to AlliedSignal in the amount of the monthly rental due on the lease which equals the municipality's interest costs on the tax exempt bonds. This monthly payment is recorded as interest expense. The $4,254,000 is due in October 2016. The second lease has a $4,400,000 balloon payment due in September 2018 and Garrett records annual rent expense in an amount which equals the lessor's interest costs on the debt issued for the leasehold, and records an additional expense of approximately $150,000 annually to establish the liability necessary to satisfy the final payment. At March 31, 1996 and December 31, 1995, $1,142,000 and $1,104,000, respectively, has been accrued toward the final obligation. Interest rates on both obligations are guaranteed by AlliedSignal at four percent through June 1997 and five percent through December 1999. Thereafter, the interest rates will be variable based on the rate attached to the bonds.

  Principal maturities on long-term debt at December 31, 1995, in the aggregate are as follows:

                                                                  (IN THOUSANDS)
     1996........................................................    $ 8,250
     1997........................................................      5,500
     1998........................................................      5,500
     1999........................................................      5,500
     2000........................................................        --
     Thereafter..................................................      5,358
                                                                     -------
                                                                     $30,108
                                                                     =======

  Total interest expense paid by Garrett for the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994 on all forms of borrowing was approximately $1,156,000, $1,343,000, $3,430,000, and $650,000,
respectively.

                           GARRETT AVIATION SERVICES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                   UNAUDITED)

LEASE COMMITMENTS

  The Company has various noncancelable operating leases relating principally to real property, which expire at various dates through 2018. Rental expense for the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994 was approximately $765,000, $772,000, $3,023,000, and
$1,374,000, respectively. At December 31, 1995, future minimum rental commitments under noncancelable operating leases with a term in excess of one year are as follows:

                                                                  (IN THOUSANDS)
     1996........................................................    $ 2,621
     1997........................................................      2,282
     1998........................................................      2,100
     1999........................................................      1,527
     2000........................................................        725
     Thereafter..................................................      3,204
                                                                     -------
                                                                     $12,459
                                                                     =======

GENERAL CONTINGENCIES

  From time to time, the Company is involved in certain litigation matters through the normal course of business. Management does not believe that the outcome of these matters will result in uninsured losses that will have a material impact to the Company.

RELATED PARTIES

  Garrett paid approximately $105,000, $75,000, $360,000, and $150,000, respectively, for the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994 for management fees to entities that are partners in Garrett. Such management fee arrangements call for payment of $300,000 per year beginning July 1, 1994 to one of the partner groups which is to continue as long as their ownership interest equals or exceeds 20 percent of their initial ownership interest, and an additional $120,000 per year to another of the partner groups beginning July 1, 1995 which is to continue as long as their ownership interest exceeds 20 percent of their ownership interest.

  Under the terms of the Bank Credit Agreement, Garrett is permitted to distribute to its partners an amount equal to the maximum federal and state tax rates applied to taxable income from the partnership attributable to the partners. For the three months ended March 31, 1996 and March 31, 1995, the year ended December 31, 1995 and for the period from July 1, 1994 (date of inception) to December 31, 1994, Garrett paid cash distributions of approximately $1,476,000, $43,000, $6,164,000, and $22,000, respectively. At
March 31, 1996 and December 31, 1995, Garrett has accrued an additional $1,893,000 and $1,437,000, respectively, which is scheduled to be paid subsequent to that date relating to operating results as of each of the respective dates.

BENEFIT PLAN

  During 1994, Garrett established the Garrett Aviation Services Savings Plan covering substantially all employees who have completed 12 consecutive months of service with Garrett or its predecessor businesses. Under the terms of the Plan, employees may make voluntary contributions up to 15 percent of their base compensation subject to Internal Revenue Service limitations. The Company will match 50 percent of employee contributions up to six percent of an employee's base compensation. Contributions to the Plan for the three months ended March 31, 1996 and 1995, the year ended December 31, 1995 and for the period from July 1,

                           GARRETT AVIATION SERVICES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS
                                   UNAUDITED)
1994 (date of inception) to December 31, 1994 were approximately $190,000, $182,000, $786,000, and $316,000, respectively.

FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

    Long and short-term debt: The carrying amounts of the Company's borrowings under its short-term revolving credit agreement approximates its fair value. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At March 31, 1996 and December 31, 1995, the carrying amount of the Company's long-term debt approximates its fair value.

SUBSEQUENT EVENT

  In 1996, an unrelated third party has entered into a definitive agreement to acquire substantially all of the assets and business of Garrett for approximately $145 million in cash and the assumption of certain liabilities. The transaction is subject to various matters so there is no assurance that it will ultimately be consummated.